Issuer Free Writing Prospectus Registration Statement No. 333-162195 Filed pursuant to Rule 433 Dated January 31, 2011

BASE METALS

BDD | PowerShares DB **Base Metals Double Long** ETN
BDG | PowerShares DB **Base Metals Long** ETN
BOS | PowerShares DB **Base Metals Short** ETN
BOM | PowerShares DB **Base Metals Double Short** ETN

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD), PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the "PowerShares DB Base Metals ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index — Optimum Yield Industrial Metals™, which is intended to track the long or short performance of futures contracts relating to aluminum, copper and zinc.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet   Prospectus

Financial Details

	BDD	**BDG**	**BOS**	**BOM**
Last Update	11/5/2010 10:59 AM EST	11/5/2010 12:00 AM EST	11/5/2010 10:04 AM EST	11/5/2010 9:59 AM EST
Price	18.70	24.78	19.02	11.66
Indicative Intra-day Value	18.44	25.06	19.13	11.79
Last End of Day RP Value	18.5061	25.2561	18.6136	10.9331
Last Date for End of Day Value	1/28/2011	1/28/2011	1/28/2011	1/28/2011

ETN History[1] (Growth of $10,000 since June 30, 2008)

BDD (Double Long) $5,984.12
BDG (Long) $9,011.81
BOS (Short) $8,550.55
BOM (Double Short) $5,918.82
$32k
$28k
$24k
$20k
$16k
$12k
$8k
$4k
$0k
2008
2009
2010

PowerShares DB Base Metals ETN & Index Data

Ticker Symbols

Base Metals Double Long	BDD
Base Metals Long	BDG
Base Metals Short	BOS
Base Metals Double Short	BOM

Intraday Indicative Value Symbols

Base Metals Double Long	BDDIV
Base Metals Long	BDGIV
Base Metals Short	BOSIV
Base Metals Double Short	BOMIV

CUSIP Symbols

Base Metals Double Long	25154K841
Base Metals Long	25154K825
Base Metals Short	25154K833
Base Metals Double Short	25154K858

Details

ETN price at listing	$25.00
Inception date	6/16/08
Maturity date	6/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index Symbol	DBBMIX

Issuer

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Base Metals
- Acceleration risk

ETN Performance & Index History (%)[1] **As of 9/30/2010**	**1 Year**	**3 Year**	**5 Year**	**10 Year**	**Inception**
ETN Performance					
Base Metals Double Long	31.51	-	-	-	-18.71
Base Metals Long	18.49	-	-	-	-3.62
Base Metals Short	-22.44	-	-	-	-7.36
Base Metals Double Short	-43.87	-	-	-	-21.79
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield Industrial Metals	19.24	-13.38	-	-	-3.25
Comparative Indexes[2]					
S&P 500 Index	10.16	-7.16	-	-	-4.90
Barclays Capital U.S. Aggregate Bond Index	8.16	7.42	-	-	8.32

Index Weights

As of 1/28/2011

Commodity	**Contract Expiry Date**	**Weight (%)**
Aluminium	9/21/2011	33.18
Copper - Grade A	3/16/2011	36.06
Zinc	5/18/2011	30.76

Source: Invesco PowerShares, Bloomberg L.P.

[1]ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial Metals™ is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Industrial Metals Excess Return™ (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2]The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index™ is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

[3]Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not

Benefits

o Leveraged and short notes
o Relatively low cost
o Intraday access
o Listed
o Transparent
o Tax treatment(3)

provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Base Metals ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch that are linked to the Index. The PowerShares DB Base
Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the
Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Base
Metals ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB
Base Metals ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Base Metals ETNs may not be suitable for all investors.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

The PowerShares DB Base Metals ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNs are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.